Exhibit 10.1
RRI ENERGY, INC.
2002 LONG TERM INCENTIVE PLAN
2010 LONG TERM INCENTIVE AWARD FOR OFFICERS

AWARD AGREEMENT
Pursuant to this award agreement (“Agreement”), as of March  _____, 2010, RRI Energy, Inc. (the “Company”) hereby grants to                      (the “Participant”),                      Restricted Stock Units,                      Cash Performance Units and rights (the “Nonqualified Stock Options” or “Options”) to purchase from the Company                      shares of Common Stock of the Company at $                     per share. The number of units and shares is subject to adjustment as provided in Section 15 of the RRI Energy 2002 Long-Term Incentive Plan (the “Plan”), subject to the terms, conditions and restrictions described in the Plan and in this Agreement.
1.	Relationship to the Plan; Definitions.
(a)
This grant of Restricted Stock Units, Cash Performance Units and Options is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are in effect on this date. If any provision of this Agreement conflicts with the express terms of the Plan, the terms of the Plan control and, if necessary, the applicable provisions of this Agreement are deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant or the Participant’s estate.

(b)	Except as defined herein, capitalized terms have the same meanings as under the Plan.
Cash Performance Unit means a Cash Award with each unit equal to the Fair Market Value of one share of Common Stock on the vesting date as determined pursuant to Section 3.
Disability means a physical or mental impairment of sufficient severity such that the Participant is receiving benefits under the Company’s long-term disability plan.
Employment means employment with the Company or any of its subsidiaries.
Options mean Nonqualified Stock Options.
Option Period means the period beginning on the date of this Agreement and ending on the date the Options expire pursuant to Section 4.
Option Shares means shares of Common Stock which the Participant may have the right to purchase under this Agreement.

Performance Goal means the standard established by the Committee for the performance period from March  _____, 2010 through March  _____, 2013 to determine whether the Participant’s Cash Performance Units will vest. The Performance Goal is attached as Exhibit I.
Restricted Stock Unit means a Stock Award with restrictions and subject to a vesting condition as described in this Agreement.
Retirement means termination of Employment on or after attainment of age 55 with at least five years of service with the Company.
2.
Account. The Awards granted pursuant to this Agreement will be implemented by a credit to a bookkeeping account maintained by the Company evidencing the accrual in favor of the Participant of the unfunded and unsecured right to receive the Restricted Stock Units, the Cash Performance Units and the Options granted. Except as provided in Section 10, the Awards credited to the bookkeeping account may not be sold, assigned, transferred, pledged or otherwise encumbered until the Participant has been registered as the holder of shares of Common Stock representing the Restricted Stock Units or exercised Options.

3.	Vesting. Unless earlier forfeited as described below, the Awards will vest as follows:
(i) The Restricted Stock Units will vest on March  _____, 2013. If the Participant’s Employment is terminated for any reason on or prior to March  _____, 2013, the Participant’s right to receive the Restricted Stock Units will be forfeited.
(ii) The Cash Performance Units will vest, if at all, upon the Committee’s determination that the Performance Goal has been met on March  _____, 2013 and the performance level achieved. If the Performance Goal has not been met by March  _____, 2013, the Cash Performance Units will be forfeited. If the Participant’s Employment is terminated for any reason before the earlier of the date the Committee determines that the Performance Goal has been met or March  _____, 2013, the Participant’s right to receive the Cash Performance Units will be forfeited.
(iii) The Options will vest and become exercisable in three cumulative annual installments as follows:
 _____ Option Shares exercisable on March  _____, 2011;
an additional  _____ Option Shares exercisable on March  _____, 2012;
and the remaining  _____  Option Shares exercisable on March  _____, 2013.
The Participant must be employed by the Company through the date of exercisability of each installment for the Options to become exercisable with respect to additional shares of Common Stock on such date.

4.	Expiration of Option Period. The Option Period will expire on March _____, 2016 except as follows:
(i) Upon termination of Employment of the Participant due to death or Disability, the vested Options, if any, will expire upon the earlier of one year following the date of termination of Employment or expiration of the Option Period.
(ii) Upon termination of Employment of the Participant because of Retirement, the vested Options, if any, will expire upon the earlier of three years following the date of termination of Employment or expiration of the Option Period.
(iii) Upon termination of Employment of the Participant by the Company or any of its Subsidiaries for any reason or due to voluntary resignation by the Participant, the unvested portion of the Options will expire immediately, and the vested Options, if any, will expire upon the earlier of one year following the date of termination of Employment or the expiration of the Option Period.
(iv) Notwithstanding anything herein to the contrary, in the event the Participant dies following termination of Employment but prior to the expiration of the Option pursuant to this Section 4, the portion of the Option exercisable upon the Participant’s death will expire one year following the date of the Participant’s death or, if earlier, upon the expiration of the Option Period.
5.
Payment of Restricted Stock Units. Upon the vesting of Participant’s right to receive Restricted Stock Units, a number of shares of Common Stock equal to the number of vested Restricted Stock Units will be registered in the Participant’s name as soon as practicable after the vesting date, but in no event later than March 15 of the year immediately following the year during which the vesting date occurs. The Company will have the right to withhold applicable taxes from any such payment or from other compensation payable to the Participant at the time of such vesting and delivery pursuant to Section 12 of the Plan.

6.
Payment of Cash Performance Units. Upon the vesting, if at all, of Participant’s right to receive Cash Performance Units, the Cash Performance Units will be settled by a cash payment to the Participant based on the performance level achieved as soon as practicable after the vesting date, but in no event later than March 15 of the year immediately following the year during which the vesting date occurs. The Company will have the right to withhold applicable taxes from any such payment or from other compensation payable to the Participant at the time of such vesting and delivery pursuant to Section 12 of the Plan.

7.
Exercise of Options. Subject to the limitations set forth herein and in the Plan, the Options may be exercised pursuant to the procedures established by the Committee. Unless otherwise permitted by the Committee, upon exercise the Participant must provide to the Company or its designated representative, cash, check or money order payable to the Company equal to the full amount of the purchase price for any shares of Common Stock being acquired or may remit the proceeds received from the sale of Common Stock issuable pursuant to the exercise of the options. The Company will have the right to withhold applicable taxes from compensation otherwise payable to the Participant at the time of exercise pursuant to Section 12 of the Plan.

8.	Cash Payment Upon a Change of Control. Notwithstanding anything herein to the contrary, upon or immediately prior to the occurrence of any Change of Control of the Company prior to vesting date:
(i) Participant’s right to receive Restricted Stock Units will vest and will be settled by a cash payment to Participant equal to the product of (A) the Fair Market Value per share of Common Stock on the date immediately preceding the date on which the Change of Control occurs and (B) the total number of Restricted Stock Units;
(ii) Participant’s right to receive the Options (unless previously expired pursuant to Section 4) shall be settled by a cash payment to the Participant equal to the product of (A) the difference between (1) the Fair Market Value per share of Common Stock on the date immediately preceding the date on which the Change in Control occurs and (2) the exercise price of the Options and (B) the total number of unexercised Option shares, regardless of whether such Option shares have become exercisable under Section 3; and
(iii) Participant’s right to receive Cash Performance Units will vest on a prorated basis at 100 percent performance achievement or performance as of the date immediately preceding the date of the Change in Control, whichever is higher and be settled by a cash payment equal to the product of the number of vested Cash Performance Units and the Fair Market Value per share of Common Stock on the date immediately preceding the date on which the Change in Control occurs. Such cash payment will satisfy the rights of Participant and the obligations of the Company under this Agreement in full.
9.
Notices. For purposes of this Agreement, notices and all other communications must be in writing and will be deemed to have been given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at 1000 Main St., Houston, TX 77002, and to the Participant at the address on record for the Participant in the Company’s human resources department or to such other address as either party may furnish to the other in writing in accordance with this Section 9.

10.
Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Participant, the Company and their respective permitted successors and assigns. Notwithstanding anything herein to the contrary, the Restricted Stock Units, Cash Performance Units and/or Options are transferable by the Participant to Immediate Family Members, Immediate Family Members Trusts and Immediate Family Member Partnerships pursuant to Section 14 of the Plan.

11.
No Employment Guaranteed. Nothing in this Agreement gives the Participant any rights to (or imposes any obligations for) continued Employment by the Company or any Subsidiary thereof or successor thereto, nor does it give those entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

12.
Shareholder Rights. The Participant shall have no rights of a shareholder with respect to the Restricted Stock Units or the Options unless and until the Participant is registered as the holder of shares of Common Stock representing the Restricted Stock Units and/or the Options on the records of the Company.

13.	Section 409A of the Code. It is intended that this Agreement and any Awards under this Agreement satisfy the short-term deferral exclusion under Section 490A of the Code.

RRI ENERGY, INC.
/s/ Karen D. Taylor
Karen D. Taylor
Senior Vice President Human Resources, Chief Diversity Officer

EXHIBIT I
PERFORMANCE GOAL
Cash Performance Units will vest based on the three-year average Total Shareholder Return (“TSR”) for the period beginning March  _____, 2010 and ending March  _____, 2013 relative to the composite three-year average TSR for the same period for the Merchant Peer Companies. “Merchant Peer Companies” shall mean Allegheny Energy, Inc., Calpine Corp., Dynegy, Inc., Mirant Corp., NRG Energy, Inc. and PPL Corp.
Vesting of the Cash Performance Units shall be determined as follows:
RRI TOTAL SHAREHOLDER RETURN

100+%	Positive RRI TSR	RRI TSR 0 – -20%	RRI TSR Below -20%
Out perform composite 0%	100 – 200%	50 – 100%	0 – 50%
Under perform composite 0-25%	75 – 99%	0 – 49%	0%
Under perform composite 26-50%	50 – 74%	0%	0%
Below 50%	0%	0%	0%
The calculation of performance is linear within each set of possible outcomes.
In all events, the Compensation Committee retains downward discretion to adjust payments in the event it determines, in its judgment, the calculated payment is not warranted in light of the circumstances at a measurement date.